UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
November 23, 2009 (November 18, 2009)
AMSURG CORP.
(Exact Name of Registrant as Specified in Charter)

Tennessee	000-22217	62-1493316
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)

20 Burton Hills Boulevard
Nashville, Tennessee	37215
(Address of Principal Executive Offices)	(Zip Code)
(615) 665-1283
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On November 18, 2009, the board of directors of AmSurg Corp. (the “Company”) appointed John W. Popp, Jr., M.D. to serve as a Class III director of the Company. The board of directors did not appoint Dr. Popp to serve as a member of any of the committees of the board.
     Effective November 18, 2009, the Company approved a grant of restricted common stock to Dr. Popp pursuant to the Company’s 2006 Stock Incentive Plan, as amended, having a fair market value on the date of grant equal to $12,500. The shares of restricted common stock shall vest in equal one-third installments on the date of grant and each of the first and second anniversaries of the date of grant, provided that Dr. Popp is still a director of the Company on such dates. Until the earlier of (i) five years from the date of grant and (ii) the date on which Dr. Popp ceases to serve as a director of the Company, he may not sell or transfer the restricted stock other than by will or by the laws of descent and distribution. Upon the termination of Dr. Popp’s service as a director for any reason other than death or disability, any unvested shares of restricted stock will be forfeited. Upon the termination of Dr. Popp’s service as a director due to death or disability, any unvested shares of restricted stock will vest immediately.
     Dr. Popp is not a party to any arrangement or understanding with any person pursuant to which Dr. Popp was appointed as a director, nor is Dr. Popp a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.
     A copy of the press release announcing Dr. Popp’s appointment to the board of directors is included herewith as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits
99.1	Press Release

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMSURG CORP.
By:	/s/ Claire M. Gulmi
Claire M. Gulmi
Executive Vice President, Chief Financial Officer and Secretary (Principal Financial and Duly Authorized Officer)

Date: November 23, 2009